Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES THIRD QUARTER 2012 RESULTS

Third Quarter 2012 Highlights

•                  Increased third quarter 2012 cash dividend to $0.17 per common share, representing a 70% increase over the last five quarters.

•                  AFFO per diluted share of $0.28.

•                  $351 million CMBS transaction collateralized by CRE first mortgages originated by NorthStar and its sponsored non-traded CRE REIT priced in October 2012.

•                  Investments of $646 million in 2012, including $196 million since the end of the second quarter 2012.

•                  Total capital raised to date of $504 million for our sponsored non-traded CRE REIT, including $51 million raised in October 2012.

NEW YORK, NY, November 2, 2012 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended September 30, 2012.

Third Quarter 2012 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the third quarter 2012 of $0.28 per diluted share compared with $0.29 per diluted share for the third quarter 2011.  AFFO for the third quarter 2012 was $39.5 million compared to $29.3 million for the third quarter 2011.  Net loss to common stockholders for the third quarter 2012 was $(149.6) million, or $(1.11) per diluted share, compared to a net loss of $(24.6) million, or $(0.26) per diluted share for the third quarter 2011.  Third quarter 2012 net loss includes $(183.5) million of non-cash fair value adjustments, which includes a $193.7 million increase in the value of our CDO bonds, compared to $(43.5) million of non-cash fair value adjustments for the third quarter 2011.  These non-cash fair value losses are excluded from AFFO.

David T. Hamamoto, chairman and chief executive officer, commented “We are extremely pleased with the execution of our recently announced CMBS transaction, which will provide us with attractively-priced, permanent financing on a non-recourse and non-mark-to-market basis, and demonstrates the strength and sophistication of our platform. The proceeds from this CMBS transaction will be used to retire borrowings on our credit facilities, which will provide us additional capacity to take advantage of our loan origination pipeline.”

Mr. Hamamoto continued, “We expect the strong demand for this type of transaction will allow us to further access the securitization market as it continues to expand and improve. This increased flexibility in funding sources for our originated loans, combined with the opportunistic investments we continue to see and the continued growth of our non-traded REIT platform, position us well to further execute on our business strategy and continue to generate strong cash flows to NorthStar.”

Investments

Since the second quarter 2012, NorthStar invested $29 million of equity in three commercial real estate loans with a $56 million aggregate principal balance.  During 2012, NorthStar invested $94 million of equity in 10 commercial real estate loans with a $227 million aggregate principal balance and expects a weighted average return on this invested equity of 18%, which reflects NorthStar’s recently priced CMBS transaction.

The principal proceeds NorthStar could receive from CDO bonds acquired since the second quarter 2012 is $78 million, which were purchased for $40 million. The principal proceeds NorthStar could receive from CDO bonds acquired during 2012 is $326 million, which were purchased for $159 million and have an expected yield-to-maturity of over 20%. The CDO bonds acquired during 2012 had a weighted average original credit rating of AA-/Aa3.  As of today, the principal proceeds NorthStar could receive from its owned CDO bonds is $805 million, of which $655 million was repurchased at an average price of 37% in the secondary market and has a weighted average original credit rating of A+/A1.  The discount to par of $416 million represents potential imbedded cash flows that we may realize in future periods in addition to our capital invested in these bonds.

Since the end of the second quarter 2012, NorthStar invested $62 million of equity in other opportunistic CRE investments. During 2012, NorthStar has invested $89 million of equity in other opportunistic CRE investments expected to generate a weighted average return on equity in excess of 16%.

NorthStar had approximately $7.1 billion of assets under management at September 30, 2012.

For additional details regarding NorthStar’s investments, please refer to the tables on the following pages and to the corporate presentation which is posted on NorthStar’s website, www.nrfc.com.

Asset Management Business

During the third quarter 2012, NorthStar received management fees from its consolidated CDOs of $3.5 million, which are eliminated on NorthStar’s consolidated statement of operations.  In addition, during the third quarter 2012, NorthStar received $1.5 million of fees from our sponsored non-traded CRE REIT, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income”).

NorthStar Income raised $127 million in the third quarter 2012 and $504 million since inception, including $51 million in October 2012, through NorthStar Realty Securities, LLC, NorthStar’s wholly-owned broker-dealer. NorthStar Realty Securities, LLC has total signed selling agreements with broker-dealers covering more than 61,000 registered representatives.  NorthStar expects to earn annual net fees approximately equal to three percentage points based on total capital raised for our sponsored non-traded REITs.

Since the second quarter 2012, NorthStar Income originated two loans with a $51 million aggregate principal balance. During 2012, NorthStar Income originated 11 loans with a $308 million aggregate principal balance.

Liquidity, Financing and Capital Markets Highlights

Unrestricted cash as of September 30, 2012 totaled approximately $252 million.

In July 2012, NorthStar sold 3.2 mllion shares of its existing 8.25% Series B Preferred Stock at a public offering price of $22.95, generating net proceeds excluding accrued dividends of $70 million.

During the third quarter 2012, NorthStar sold 1.5 million shares of its existing 8.75% Series A Preferred Stock and 8.25% Series B Preferred Stock through an “at-the-market” preferred stock offering program for net proceeds of $33 million.

In October 2012, NorthStar sold 5.0 million shares of its 8.875% Series C Preferred Stock at a par value of $25 per share, generating net proceeds of $121 million.

Currently, NorthStar’s only near-term unsecured corporate debt obligations relate to its exchangeable senior notes, of which $36 million principal amount of 11.5% notes are due in June 2013 and $13 million principal amount of 7.25% notes are payable in June 2014 at the holders’ option.

On October 26, 2012, NorthStar priced a $351 million CMBS transaction collateralized by CRE first mortgages originated by NorthStar and NorthStar Income.  A total of $228 million of investment grade bonds will be issued, representing an advance rate of approximately 65%, and the bonds will have a weighted average coupon of L+1.63%. NorthStar expects to generate a yield of approximately 20% on its invested equity in the CMBS transaction, inclusive of fees and estimated transaction expenses, assuming all of the underlying loans are repaid at their initial maturity.

Risk Management

At September 30, 2012, NorthStar had three loans on non-performing status (“NPL”), which had a $25 million aggregate principal amount and a $4 million carrying value.  This compares to two loans which had a $15 million aggregate principal amount and a $4 million carrying value at June 30, 2012.  NorthStar categorizes a loan as non-performing if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

During the third quarter 2012, NorthStar recorded $6.4 million of provision for loan losses relating to two loans, compared to $6.5 million of provision for loan losses related to two loans recorded during the second quarter 2012.  As of September 30, 2012, loan loss reserves totaled $169 million, or 7% of total loans, related to 15 loans with a carrying value of $231 million.

As of September 30, 2012, NorthStar’s core net lease portfolio was 96% leased with a 5.9 year weighted average remaining lease term.  As of September 30, 2012, 100% of NorthStar’s net lease healthcare portfolio was leased to third-party operators with weighted average lease coverage of 1.3x and a 7.2 year weighted average remaining lease term.

Stockholders’ Equity

At September 30, 2012, NorthStar had 141,076,880 total common shares and operating partnership units outstanding and $20 million of non-controlling interests relating to its operating partnership.  GAAP book value per share was $4.88 at September 30, 2012, which includes negative GAAP equity in certain of our non-recourse CDO financings due to non-cash fair value adjustments.  Adjusted book value at September 30, 2012 would be $7.10 per share, exclusive of certain unrealized and other adjustments, loan loss reserves and accumulated depreciation and amortization.  The adjusted book value does not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REIT vehicles and NorthStar’s CDO management fees.  For a reconciliation of adjusted book value per share to GAAP book value per share, please refer to the tables on the following pages.

Common Dividend Announcement

On November 1, 2012, NorthStar announced that its Board of Directors declared a cash dividend of $0.17 per share of common stock, payable with respect to the quarter ended September 30, 2012.  The dividend is expected to be paid on November 16, 2012 to shareholders of record as of the close of business on November 12, 2012. The Company’s common shares will begin trading ex-dividend on November 7, 2012.

Earnings Conference Call

NorthStar will hold a conference call to discuss third quarter 2012 financial results on November 2, 2012, at 2:00 p.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, co-president and chief operating officer; Daniel Gilbert, co-president and chief investment officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 800-762-8779, or for international callers, by dialing 480-629-9771.

A replay of the call will be available one hour after the call through Friday, November 9, 2012 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4570570.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as a REIT.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net interest income
Interest income	$82,558	$100,682	$243,367	$310,484
Interest expense on debt and securities	12,304	10,715	38,569	32,244
Net interest income on debt and securities	70,254	89,967	204,798	278,240

Other revenues
Rental and escalation income	29,960	26,996	87,619	85,879
Commission income	12,213	3,131	28,291	5,775
Advisory and other fees	1,507	130	4,766	425
Other revenue	366	86	1,996	329
Total other revenues	44,046	30,343	122,672	92,408
Expenses
Other interest expense	23,618	29,160	67,316	75,257
Real estate properties — operating expenses	5,145	3,539	14,834	18,649
Asset management expenses	751	1,302	2,552	4,531
Commission expense	11,070	2,698	25,538	5,117
Other costs, net	—	—	392	—
Provision for loan losses	6,360	9,340	19,737	48,040
Provision for loss on equity investment	—	—	—	4,482
General and administrative
Salaries and equity-based compensation (1)	13,691	11,386	41,764	43,252
Other general and administrative	6,170	7,426	18,671	21,148
Total general and administrative	19,861	18,812	60,435	64,400
Depreciation and amortization	11,735	12,762	36,718	32,370
Total expenses	78,540	77,613	227,522	252,846
Income (loss) from operations	35,760	42,697	99,948	117,802
Equity in earnings (losses) of unconsolidated ventures	421	(604)	(416)	(4,387)
Other income (loss)	—	(11,826)	20,258	(1,688)
Unrealized gain (loss) on investments and other	(202,019)	(68,446)	(413,073)	(351,271)
Realized gain (loss) on investments and other	15,221	14,364	35,768	61,937
Gain from acquisitions	—	81	—	81
Income (loss) from continuing operations	(150,617)	(23,734)	(257,515)	(177,526)
Income (loss) from discontinued operations	(23)	(16)	(88)	(654)
Gain (loss) on sale from discontinued operations	29	2,881	314	17,328
Net income (loss)	(150,611)	(20,869)	(257,289)	(160,852)
Less: net (income) loss allocated to non-controlling interests	7,704	1,743	13,911	1,393
Preferred stock dividends	(6,671)	(5,231)	(17,629)	(15,694)
Contingently redeemable non-controlling interest accretion	—	(196)	—	(5,178)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(149,578)	$(24,553)	$(261,007)	$(180,331)

Net income (loss) per share from continuing operations (basic/diluted)	$(1.11)	$(0.29)	$(2.17)	$(2.26)
Income (loss) per share from discontinued operations (basic/diluted)	—	(0.01)	—	(0.01)
Gain per share on sale of discontinued operations (basic/diluted)	—	0.04	—	0.21
Net income (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(1.11)	$(0.26)	$(2.17)	$(2.06)
Weighted average number of shares of common stock:
Basic	134,272,289	95,957,333	120,491,186	87,105,058
Diluted	140,609,372	100,229,735	126,445,659	91,397,552
Dividends declared per share of common stock	$0.17	$0.125	$0.48	$0.325

(1)

The three months ended September 30, 2012 and 2011 include $2.9 million and $2.2 million, respectively, of equity-based compensation expense.  The nine months ended September 30, 2012 and 2011 include $10.0 million and $6.9 million, respectively, of equity-based compensation expense.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	September 30, 2012	December 31,
	(Unaudited)	2011

Assets
VIE Financing Structures
Restricted cash	$243,731	$261,295
Operating real estate, net	340,164	313,227
Real estate securities, available for sale	1,125,875	1,358,282
Real estate debt investments, net	1,513,131	1,631,856
Investments in and advances to unconsolidated ventures	62,831	62,938
Receivables, net of allowance of $1,158 in 2012 and $1,179 in 2011	18,575	22,530
Derivative assets, at fair value	—	61
Deferred costs and intangible assets, net	40,120	47,499
Assets of properties held for sale	1,595	3,198
Other assets	14,063	20,549
	3,360,085	3,721,435

Non-VIE Financing Structures
Cash and cash equivalents	252,427	144,508
Restricted cash	24,996	37,069
Operating real estate, net	768,129	776,222
Real estate securities, available for sale	128,065	115,023
Real estate debt investments, net	316,917	78,726
Investments in and advances to unconsolidated ventures	51,239	33,205
Receivables	15,808	8,958
Receivables, related parties	8,561	5,979
Unbilled rent receivable	13,459	11,891
Derivative assets, at fair value	9,425	5,674
Deferred costs and intangible assets, net	48,095	50,885
Other assets	14,554	16,862
	1,651,675	1,285,002
Total assets	$5,011,760	$5,006,437

Liabilities
VIE Financing Structures
CDO bonds payable	$2,104,782	$2,273,907
Mortgage notes payable	228,446	228,525
Secured term loan	14,682	14,682
Accounts payable and accrued expenses	15,123	15,754
Escrow deposits payable	75,917	52,660
Derivative liabilities, at fair value	188,412	226,481
Other liabilities	25,540	55,007
	2,652,902	2,867,016

Non-VIE Financing Structures
Mortgage notes payable	552,661	554,732
Credit facilities	150,146	64,259
Exchangeable senior notes	290,256	215,853
Junior subordinated notes, at fair value	182,100	157,168
Accounts payable and accrued expenses	46,375	50,868
Escrow deposits payable	14,973	196
Derivative liabilities, at fair value	—	8,193
Other liabilities	53,693	48,538
	1,290,204	1,099,807
Total liabilities	3,943,106	3,966,823

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, 8.75% Series A, $0.01 par value, $61,675 and $60,000 liquidation preference as of September 30, 2012 and December 31, 2011, respectively	59,453	57,867
Preferred stock, 8.25% Series B, $0.01 par value, $349,975 and $190,000 liquidation preference as of September 30, 2012 and December 31, 2011, respectively	323,769	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 134,837,497 and 96,044,383 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,348	960
Additional paid-in capital	1,018,610	809,826
Retained earnings (accumulated deficit)	(326,183)	(8,626)
Accumulated other comprehensive income (loss)	(24,563)	(36,160)
Total NorthStar Realty Finance Corp. stockholders’ equity	1,052,434	1,007,372
Non-controlling interests	16,220	32,242
Total equity	1,068,654	1,039,614
Total liabilities and equity	$5,011,760	$5,006,437

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  These include: Funds From Operations and Adjusted Funds From Operations.   NorthStar believes these terms can be useful measures of its performance, which are further defined following the table below.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) ($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Funds from operations:
Income (loss) from continuing operations	$(150,617)	$(23,734)	$(257,515)	$(177,526)
Non-controlling interests(1)	645	658	1,185	(7,737)
Net income (loss) before non-controlling interest in Operating Partnership	(149,972)	(23,076)	(256,330)	(185,263)

Adjustments:
Preferred stock dividends	(6,671)	(5,231)	(17,629)	(15,694)
Depreciation and amortization	10,423	12,762	32,581	32,370
Funds from discontinued operations	(23)	(16)	(82)	138
Real estate depreciation and amortization, unconsolidated ventures	207	207	621	646
Funds from operations	(146,036)	(15,354)	(240,839)	(167,803)

Adjusted funds from operations:
Funds from operations	(146,036)	(15,354)	(240,839)	(167,803)
Straight-line rental income, net	(749)	(678)	(2,106)	(1,910)
Straight-line rental income/expense and fair value lease revenue, unconsolidated ventures	237	(32)	702	(84)
Amortization of above/below market leases	(347)	(272)	(865)	(656)
Amortization of equity-based compensation	2,891	2,204	10,049	6,851
Unrealized (gain) loss from fair value adjustments	183,467	43,537	351,812	270,001
Gain from acquisitions	—	(81)	—	(81)
Adjusted funds from operations	$39,463	$29,324	$118,753	$106,318

FFO per share of common stock	$(1.04)	$(0.15)	$(1.90)	$(1.84)
AFFO per share of common stock	$0.28	$0.29	$0.94	$1.16

(1)          Amount excludes non-controlling limited partner interests in NorthStar’s operating partnership.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income (loss) (computed in accordance with U.S. GAAP), excluding gains (losses) from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment charges on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.    FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rental income or expense and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation;

•                  an adjustment to reverse the effects of acquisition gains or losses; and

•                  an adjustment to reverse the effects of non-cash unrealized gains (losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

NorthStar urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

Assets Under Management at September 30, 2012 (1)

($ in thousands)

	Amount	%

CRE Debt
First mortgage loans	$1,644,207	23.2%
Mezzanine loans	442,850	6.2%
Credit tenant and term loans	232,491	3.3%
Subordinate mortgage interests	131,062	1.8%
Other (2)	324,012	4.6%
Total CRE debt	2,774,622	39.1%

CRE Securities
CMBS	2,373,496	33.4%
Third-party CDO notes	225,959	3.2%
Other securities	148,905	2.1%
Total CRE securities	2,748,360	38.7%

Net Lease
Core net lease	404,532	5.7%
Healthcare net lease	562,476	7.9%
Total net lease	967,008	13.6%

Subtotal NorthStar	6,489,990	91.4%

Sponsored REIT
NorthStar Income (3)	607,971	8.6%
Grand total	$7,097,961	100.0%

(1)  Based on principal amount of CRE debt and security investments and the cost basis of net lease properties. Any real estate owned (either directly or through a joint venture) as a result of taking title to a property through foreclosure, deed in lieu or otherwise (“taking title to a property”) reflects the principal amount of the loan at time of foreclosure.

(2)  Primarily related to real estate owned (either directly or through a joint venture) as a result of taking title to a property.

(3)  Based on consolidated total assets.

Investments

2012 Year-to-Date through November 2, 2012

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected ROE (1)

Repurchases of NorthStar CDO bonds	$326	$159	20	%+
CRE Loans	227	94	18	%(2)
Opportunistic CRE investments	93	89	16	%+

Total / weighted average	$646	$342	18	%+

Originated loans in 2012 - NorthStar non-traded REIT	$308

Total Loans	$535

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all. Actual results could differ materially from those presented.

(2) Reflects NorthStar’s recently priced CMBS transaction.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

At November 2, 2012

($ in thousands)

Principal
Based on original credit rating:	Amount (2)

AAA	$178,279
AA through BBB	434,792
Below investment grade	191,790
Total	$804,861

Weighted average original credit rating of repurchased CDO bonds	A+ / A1

Weighted average purchase price of repurchased CDO bonds	37%

(1)  Unencumbered CDO bonds are owned by NorthStar. The majority of CDO bonds are eliminated with the corresponding liability of the respective CDO on NorthStar’s consolidated financial statements.

(2)  Represents the maximum amount of principal proceeds that could be received.

CDOs primarily backed by CRE Debt

($ in thousands)

	N-Star IV	N-Star VI	N-Star VIII	CSE		CapLease
Issue/Acquisition Date	Jun-05	Mar-06	Dec-06	Jul-10		Aug-11		Total
Balance sheet as of September 30, 2012 (1)
Assets, principal amount	$381,411	$469,276	$965,278	$1,021,838		$167,893		$3,005,696
CDO bonds, principal amount (2)	260,893	361,354	727,063	949,218		148,476		2,447,004
Net assets	$120,518	$107,922	$238,215	$72,620		$19,417		$558,692

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$1,671	$989	$6,009	$6,629		$654		$15,952
Collateral management fees	287	471	1,019	523		86		2,386

Interest coverage cushion (1)	1,710	1,030	4,872	9,952		412

Overcollateralization cushion (shortfall) (1)	47,917	57,003	140,236	72,782		8,938
At offering	19,808	17,412	42,193	(151,595	)(4)	5,987	(5)

(1)                    Based on remittance report issued on date nearest to September 30, 2012.

(2)                    Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)                    Interest coverage and overcollateralization coverage to the most constrained class.

(4)                    Based on trustee report as of June 24, 2010, closest to the date of acquisition.

(5)                    Based on trustee report as of August 31, 2011, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	N-Star I	N-Star II	N-Star III	N-Star V	N-Star VII	N-Star IX
Issue/Acquisition Date	Aug-03	Jul-04	Mar-05	Sep-05	Jun-06	Feb-07	Total
Balance sheet as of September 30, 2012 (1)
Assets, principal amount	$159,943	$177,990	$264,997	$409,249	$400,316	$1,040,151	$2,452,646
CDO bonds, principal amount (2)	152,838	167,700	179,940	312,577	306,751	742,980	1,862,786
Net assets	$7,105	$10,290	$85,057	$96,672	$93,565	$297,171	$589,860

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$—	$—	$—	$—	$—	$2,568	$2,568
Collateral management fees	60	62	88	91	82	776	1,159

Interest coverage cushion (shortfall) (1)	NEG	1,043	429	NEG	NEG	2,972

Overcollateralization cushion (shortfall) (1)	NEG	NEG	NEG	NEG	NEG	43,500
At offering	8,687	10,944	13,610	12,940	13,966	24,516

(1)                    Based on remittance report issued on date nearest to September 30, 2012.

(2)                    Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)                    Interest coverage and overcollateralization coverage to the most constrained class.

GAAP Book Value Rollforward

($ in thousands, except per share data)

	Amount	Per Share
Common book value at June 30, 2012, per share	$856,672	$6.13

Net income to common shareholders and non-controlling interest, excluding non-cash fair value adjustments included in net income (loss)	26,987	0.19

Fair value adjustments included in net income (loss):
CDO bonds payable	(193,721)	(1.39)
Trust preferred debt	(20,726)	(0.15)
Securities	24,109	0.17
Derivatives	6,871	0.05

Equity component of exchangeable senior notes issued	193	0.00

Change in other comprehensive income	1,743	0.01

Common dividends	(22,572)	(0.16)

Accretion (dilution) from additional shares issued during quarter (1)	9,379	0.03
Total net increases/(decreases)	(167,737)	(1.25)

Common book value at September 30, 2012, per share (2)(3)	$688,935	$4.88

Adjusted common book value at September 30, 2012, per share (3)(4)	$1,002,104	$7.10

(1)                    Includes amortization of LTIPs, issuance of common shares from Dividend Reinvestment Plan and 1.25 million shares issued during the quarter in a private offering.

(2)                    Common book value is calculated as total stockholder’s equity of $1.1 billion and non-controlling interest in the operating partnership of $20 million less preferred stock of $383 million.

(3)                    U.S. GAAP book value per share and adjusted book value per share calculations do not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REIT vehicles and NorthStar’s CDO management fees and do not take into account any potential dilution from certain restricted stock units, exchangeable notes or warrants.

(4)                    Cumulative net unrealized and other adjustments total a positive $52 million ($0.37 per share), loan loss reserves total a negative $169 million ($1.20 per share) and accumulated depreciation and amortization total a negative $196 million ($1.39 per share) as of September 30, 2012.  Excluding from GAAP book value these unrealized and other adjustments, loan loss reserves and accumulated depreciation and amortization would result in a $7.10 adjusted book value per share at September 30, 2012.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Remaining			Cost basis
Date			Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Term (1)	Basis (2)	Debt	Debt

Oct-2004	ALGM Portfolio - Sbarro, Inc. (3)	One property in New York, NY	7,500	0.3	$3,246	$—	$3,246
Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	5.2	33,829	22,726	11,103
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	8.1	34,303	29,614	4,689
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	13.3	34,519	27,126	7,393
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	4.4	30,144	20,752	9,392
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (3)	9 properties	467,971	3.3 - 11.9	64,503	46,081	18,422
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	3.0	62,718	44,793	17,925
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	4.6	23,211	14,287	8,924
Jun-2007	Landis Logistics / East Penn	Reading, PA	609,000	3.6 - 5.3	26,223	18,148	8,075
Jul-2006	Northrop Grumman Space & Mission Systems Corp.	Aurora, CO/Denver	183,529	2.7	42,400	31,830	10,570
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	2.7 - 4.8	22,221	16,442	5,779
Feb-2006	Quantum Corporation (4)	Colorado Springs, CO	406,207	0.2 - 8.4	27,215	17,356	9,859

Total NRFC NNN Holdings, LLC Portfolio			3,176,565	5.9	$404,532	$289,155	$115,377

(1) Remaining lease term as of September 30, 2012.  Total represents weighted average based on cost basis.

(2) Cost basis includes capitalized expenditures since acquisition.

(3) One ALGM property and six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended September 30, 2012					Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service		NOI Less Debt Service	Market Cap (1)	Actual Credit Rating

ALGM Portfolio - Sbarro, Inc.	$254	$254	$—		$254	N/A	not rated
Alliance Data Systems Corp.	582	576	(426)		150	7,465	not rated
Citigroup, Inc.	538	532	(512)		20	101,845	A- / A
Covance, Inc.	638	632	(517)		115	2,702	not rated
Credence Systems Corp.	701	695	(447)		248	312	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,321	1,301	(972)		329	6,204	not rated (2)
Electronic Data Systems Corp.	1,508	1,495	(824)		671	13,900	not rated
GSA - U.S. Department of Agriculture	648	429	(302)		127	N/A	implied AAA
Landis Logistics / East Penn	406	396	(332	)(3)	64	N/A	not rated
Northrop Grumman Space & Mission Systems Corp.	846	846	(617)		229	17,038	BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	468	(303)		165	362	B/B2 (4)
Quantum Corporation (50%)	626	621	(326)		295	397	not rated

Total	$8,536	$8,245	$(5,578)		$2,667

(1) Based on information from Bloomberg at close of market on September 30, 2012 and presented in millions.

(2) Dick’s Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(3) A portion of debt service is currently funded from a reserve account made up of an early lease termination fee received from prior tenant, not reflected in this schedule.

(4) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to the operating performance of our investments, our financing needs, the effects of our current strategies, loan and securities activities, our ability to manage our collateralized debt obligations, or CDOs, and our ability to raise capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward looking statements. These factors include, but are not limited to: adverse economic conditions and the impact on the commercial real estate finance industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our net lease properties; the affect of economic conditions on the valuations of our investments; performance of our investments relating to our expectations and the impact on our actual return on equity; ability to source and close on attractive investment opportunities; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest; our ability to realize the value of the bonds we have purchased and retained in our CDOs and other securitization vehicles; our ability to access the securitization market; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; the ability to raise capital for the non-traded real estate investment trusts, or REITs, we sponsor; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our risk management systems; failure to maintain effective internal controls; compliance with the rules governing REITs; performance of our own investments relative to our expectations and the impact on our actual return on equity; whether NorthStar’s recently priced CMBS transaction closes on the terms anticipated, if at all, and the timing of any such closing as well as whether the underlying loans are repaid at their initial maturity; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 beginning on page 18. The factors set forth in the Risk Factors section could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772